Exhibit 4.15

EXECUTION VERSION

CONVERTIBLE NOTE AGREEMENT

(the “Note Agreement”) dated 11 December 2018

made by and among

Eli Lilly and Company

Lilly Corporate Center, Indianapolis, IN 46285, U.S.A.

(the “Lender”)

and

AC Immune SA

EPFL Innovation Park Building B, 1015 Lausanne, Switzerland

(the “Borrower” or “Company”)

(the Lender and the Company, the “Parties” and each a “Party”)

with respect to a convertible loan granted to the Company

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TABLE OF CONTENTS

Preamble		3
1	Definitions	3
2	Convertible Loan	3
2.1.	Loan	3
2.2.	Lender Payment	3
2.3.	Purpose	4
3	Interest	4
3.1.	Interest Rate	4
3.2.	Interest Calculation and Payment	4
4	Repayment and set-off	5
4.1.	Repayment	5
4.2.	Set-off	5
5	Conversion	5
5.1.	Mandatory Conversion at Long Stop Date	5
5.2.	Conversion upon Request of the Lender	6
5.3.	Execution of the Conversion	6
5.4.	Set-Off of the Loan	6
5.5.	Implementation of Conversion	6
5.6.	Certain Corporate Events	7
6	Representations, Warranties and Covenants	7
6.1.	Representations and Warranties by the Borrower	7
6.2.	Representations and Warranties by the Lender	11
7	Indemnification and Remedies	11
7.1.	Indemnification by the Company	11
8	Events of Default	12
8.1.	Events of default	12
8.2.	Additional Default Interest Rate	13
8.3.	Declaration of Repayment	13
9	Limitations on Exercise	13
9.1.	Limitation	13
9.2.	Consequences	14
10	General Provisions	14
10.1.	Confidentiality and Public Announcements	14
10.2.	Effective date	14
10.3.	Costs and Expenses	14
10.4.	Notices	14
10.5.	No Waiver	15

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10.6.	Entire Agreement	16
10.7.	Severability	16
10.8.	Waivers	16
10.9.	Transfers or Assignments	16
10.10.	Governing Law	16
10.11.	Arbitration	16
10.12.	Termination	16
Annexes		20

Preamble

A	Borrower is a Swiss stock corporation (société anonyme) registered under the registration number CHE-109.878.825. The Borrower has an issued share capital of CHF 1’347’253.80, divided into 67’362’690 registered shares, each with a nominal value of CHF 0.02 and fully paid-in (the “Shares”).

B	The Lender intends to support the continuation of the Borrower’s business activity by granting to the Borrower a convertible loan, subject to the terms and conditions of this Note Agreement.

1.	Definitions

If not defined otherwise in this Note Agreement, capitalized terms used in this Note Agreement shall have the meaning ascribed to them in Annex 1.

2.	Convertible Loan

2.1.	Loan

Subject to the terms and conditions of this Note Agreement, the Lender hereby makes a convertible loan (the “Loan”) to the Borrower in the amount of USD 50’000’000.00 (fifty million U.S. Dollars).

2.2.	Lender Payment

The Lender shall fund the entire amount of the Loan within three Business Days following the License Agreement Effective Date (as defined below)(the occurrence of the payment, the “Closing” and the date of such occurrence, the “Closing Date”) to the following bank account:

Account holder: AC Immune SA, EPFL Innovation Park, Building B, CH-1015 Lausanne, Switzerland

Bank: Credit Suisse (Switzerland) Ltd.

Address of Bank: Paradeplatz 8, 8001 Zurich, Switzerland

Clearing: 4835

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Account: 1737769-42-1

SWIFT: CRESCHZZ80A

2.3.	Purpose

The Borrower shall use the Loan as working capital for the continuation of the business and research activities as approved by the Board.

3.	Interest

3.1.	Interest Rate

a)	The Loan shall bear interest at the rate of 0.75% (zero point seventy-five percent) per annum for the period beginning on the date that is 90 days following the Closing Date until the Loan is repaid in full.

b)	Subject to paragraph c) below, the Borrower shall pay accrued interest on the last day of each calendar month (each such date being an “Interest Payment Date”).

c)	On an Interest Payment Date the Borrower may, by giving notice to the Lender on that date, elect not to pay the interest due on that Interest Payment Date. If the Borrower makes such election on an Interest Payment Date, an amount equal to all interest accrued on the Loan ending on that date shall be added to the outstanding principal amount of the Loan and will subsequently be treated for all purposes of this Agreement as part of the principal amount of the Loan.

d)	The Loan including any accrued interest shall be the “Outstanding Loan”.

3.2.	Interest Calculation and Payment

The interest shall be calculated on a 365/365 days basis and paid in common shares at the Conversion Price.

For the avoidance of doubt, the Loan shall be issued at par value and if converted, converted into new Shares of the Company. To the extent required by law, the Company will withhold the Swiss withholding tax from any interest payment (currently 35%) and deliver the corresponding documentation to the Lender. If any governmental authority requires the Borrower to deduct or withhold any amount from, or the Lender to pay any present or future tax, assessment, or other governmental charge on, any payment to Lender as a result of the interest payment (“Withholding Payment”), the Borrower will, in addition to paying the Lender such reduced payment, simultaneously pay the Lender such additional amounts such that the Lender receives the full contractual amount of the applicable payment from the Borrower as if no such Withholding Payment had occurred, provided, that Borrower shall not be required to pay such additional amounts with respect to (a) any Withholding Payment that is attributable to any withholding taxes imposed under U.S. law including FACTA, or (b) taxes resulting directly from the Lender changing its jurisdiction of domicile or form of legal entity; or (c) Swiss withholding tax imposed as a result of the Lender assigning any rights under this Agreement to more than one person or

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to a person domiciled outside the Unites States or Switzerland. If it should be unlawful under Swiss law to make such additional payments, the applicable interest rate shall be increased to the extent that the Lender receives the full amount that it would have received had no deduction or withholding been made.

4.	Repayment and set-off

4.1.	Repayment

The Loan and, if applicable, any interest and other amounts outstanding thereunder shall become immediately due for repayment on the earlier of:

a)	the Business Day following the occurrence an Event of Default (the “Repayment”); provided, however, that upon the occurrence of an Event of Default under Section 8.1(f), the Loan and any interest and other amounts outstanding thereunder shall automatically and immediately become due and payable;

b)	the conversion in accordance with and pursuant to Section 5 (the “Conversion”); or

c)	November 30, 2019.

The Borrower may not borrow again any amount which has been repaid to the Lender.

4.2.	Set-off

If an Event of Default shall have occurred and be continuing, the Lender and its affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or its affiliates to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Loan Agreement or the Note to the Lender, irrespective of whether or not the Lender shall have made any demand under this Loan Agreement.

5.	Conversion

5.1.	Mandatory Conversion at Long Stop Date

Unless otherwise accelerated pursuant to Section 4.1(a) or limited by Section 9.1, any outstanding amounts under the Loan on the 90-day anniversary of the Closing Date (the “Long Stop Date”) shall automatically be converted into common shares of the Company (such shares, in a number to be determined as set forth below, the “Conversion Shares”).

The issue price (the “Conversion Price”) of such Conversion Shares shall be the USD amount calculated by dividing (i) the Outstanding Loan by (ii) USD 13.83.

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If the Loan has not been converted into shares of the Company by the five-month anniversary of the Closing Date, the Company shall, if requested by written notice from the Lender, immediately repay the Outstanding Loan plus accrued and unpaid interest thereon, if any, in cash plus liquidated damages of 15% of the outstanding principal amount and accrued and unpaid interest, if any, due under the Loan.

5.2.	Conversion upon Request of the Lender

At any time between the later of (i) one-month period following the Closing Date (ii) two months after the date of this Agreement, and up to the Long Stop Date, the Lender may, subject to Section 9.1, in its sole discretion and until the Loan has been fully converted, notify the Borrower of its request to convert in whole or, in the case where Section 9 of this Agreement applies, in part the Outstanding Loan into common shares of the Company for an issue price corresponding to the Conversion Price.

5.3.	Execution of the Conversion

To execute the Conversion, the Borrower undertakes to notify the Lender with a 10 Business Day advance notice of an event of Conversion in accordance with Section 5.1, such notice specifying the amount of the Loan to be converted and the number of shares in the Company to be issued in connection with such Conversion. The Lender undertakes to submit a conversion notice (the “Conversion Notice”) substantially in the form of Annex 2 to the Company in connection with any conversion pursuant to Section 5.2.

5.4.	Set-Off of the Loan

In the event of a Conversion, the amount of the Loan and any outstanding interest thereon being converted into common shares of the Company at the Conversion Price shall automatically be deemed repaid by set-off (Repayment by Set-off).

Any fractional shares created by way of Conversion shall be disregarded and the number of shares to be issued and granted shall be rounded downward to the next full number of shares. As to any fraction of a share which the Lender would otherwise be entitled to purchase upon Conversion, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

5.5.	Implementation of Conversion

The Borrower has an available amount of CHF 91’867.50 of conditional share capital as per article 3b of its Articles of Association, pursuant to which it may issue a maximum of up to 4’593’375 registered shares, payable in full, each with a nominal value of CHF 0.02 through the exercise of conversion and/or option or warrant rights granted in connection with bonds or similar instruments, including convertible debt instruments. Such conditional capital is available for the conversion of the Loan pursuant to the terms and conditions of this Note Agreement.

5.6.	Certain Corporate Events

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a)	If, at any time while the Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person pursuant to which the Shares are effectively converted and exchanged, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions pursuant to which the Shares are effectively converted and exchanged, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which at least a majority of the outstanding Shares are tendered and exchanged for other securities, cash or property or (iv) the Company effects any reclassification of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock) (in any such case, a “Fundamental Transaction”), then prior to any subsequent conversion of the Note, the Lender shall be entitled to require the surviving entity to issue to the Lender an instrument identical to the Note (with an appropriate adjustment to the Conversion Price) such that the Lender may receive stock (or a beneficial interest in stock) of the surviving company’s stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (a) and insuring that the Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

b)	If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Shares, including without limitation any granting of rights or warrants to subscribe for or purchase any shares of the Company or any subsidiary, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Lender a notice describing the material terms and conditions of such transaction prior to the applicable record or effective date (with sufficient time to enable conversion of the Loan prior to such record or effective date) on which a person would need to hold Shares in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Lender is given the opportunity to convert this Loan prior to such time so as to participate in or vote with respect to such transaction.

6.	Representations, Warranties and Covenants

6.1.	Representations and Warranties by the Borrower

The Borrower represents, warrants and covenants, as applicable, the following to the Lender:

a)	The Borrower is a Swiss stock corporation duly incorporated and validly existing under the laws of Switzerland, with the power and authority (corporate and other) to own its properties and conduct its business in the ordinary course.

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b)	The Borrower is duly authorized to enter into and perform its obligations under or in connection with this Note Agreement and the promissory note attached as Annex 3 (the “Note”).

c)	The obligations of the Borrower according to this Note Agreement and the Note are valid, binding and enforceable against the Borrower subject only to bankruptcy, insolvency, reorganization, and composition or similar laws affecting creditors’ rights in general.

d)	The obligations of the Borrower according to this Note Agreement and the Note do not conflict with, violate or result in a breach of any law, regulation or judgement applicable to the Company or its Articles of Association, or any agreement or commitment to which the Company is a party to or by which it is bound.

e)	The Articles of Association filed with the register of commerce at the date of this Note Agreement are in full force and effect.

f)	As of the date of this Note Agreement, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof (the “SEC Documents”), and will continue to do so until the date that is one year from the Closing Date (it being understood that the Company shall have no such obligation to file SEC Documents during such one year period if the Company ceases to be subject to the requirement to do so as a result of an acquisition of the Company by a third party that is approved by the Company’s shareholders under applicable law, other than an acquisition that would constitute a default under Section 8.1.h) hereof).

g)	Neither the Company nor any subsidiary or affiliate, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Note or the Conversion Shares under the Securities Act of 1933, as amended (the “Act”) and assuming the accuracy of the representations and warranties of the Lender contained in Section 6.2 hereof, the issuance of the Note and the Conversion Shares are exempt from registration under the Act.

h)	The Conversion Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

i)	The Company will reserve and maintain, at all times during which the Note is outstanding, a number of shares under its conditional share capital (or other immediately available share capital) equal to the maximum number of Conversion Shares issuable under the Note.

j)	The Company owns or possesses licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks,

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trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as conducted as of the date hereof and, to its knowledge, as proposed to be conducted as described in the SEC Documents. The Company owns or possesses, or has a reasonable basis on which it believes it can obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as conducted as of the date hereof and, to its knowledge, as proposed to be conducted as described in the SEC Documents. As used in this Note Agreement, the “Intellectual Property” means all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable the Company to conduct its business as conducted as of the date hereof and, to its knowledge, as proposed to be conducted as described in the SEC Documents. To the Company’s knowledge, the Company has not infringed the intellectual property rights of third parties and no third party, to the Company’s knowledge, is infringing the Intellectual Property. Except as disclosed in the SEC Documents, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other Person. There is no material claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges any of the rights of the Company in or to, or otherwise with respect to, any Intellectual Property.

k)	There are no actions, suits, proceedings, or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its properties (a) before any court or governmental agency (nor to the Company’s knowledge is there any basis therefor) that would be required to be disclosed by the Company pursuant to Item 103 of Regulation S-K under the Act, or (b) that question the validity of this Note Agreement or any action taken or to be taken in connection herewith,

l)	The Lender may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Note or Conversion Shares (and deliver or cause to be delivered to the transfer agent any required legal opinion) following any sale of such Note or Conversion Shares pursuant to Rule 144 under the Securities Act, including following the expiration of the six-month holding requirement under subparagraphs (b)(1)(i), (c)(1) and (d) thereof. Further, the Company agrees to immediately authorize the removal of any legend from the Note or Conversion Shares if such Note or Conversion Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof. Following the time a legend is no longer required for the Note or Conversion Shares, the Company will promptly, but in any event not later than five Business Days following the delivery by the Lender to the

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Company or the Company’s transfer agent of a request to remove any restrictive and other legend from such Note or Conversion Shares, cause the transfer agent to remove such legend from such Notes or Conversion Shares and make the corresponding book entry adjustments.

m)	During the period commencing on and including the effective date of this agreement and continuing through and including the date on which the Conversion Shares are issued to the Lender following Conversion or the Loan is otherwise repaid in full (such period, as extended as described below, being referred to herein as the “Lock- up Period”), the Company will not, without the prior written consent of the Lender (which consent may be withheld in its reasonable discretion), directly or indirectly: (i) sell, offer to sell, contract to sell or lend any Shares or Related Securities (as defined below); (ii) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of any Shares or Related Securities; (iii) pledge, hypothecate or grant any security interest in any Shares or Related Securities; (iv) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (v) announce the offering of any Shares or Related Securities; (vi) file any registration statement under the Securities Act in respect of any Shares or Related Securities; or (vii) publicly announce the intention to do any of the foregoing. Notwithstanding anything to the contrary, the restrictions described in the preceding sentence shall not apply to (A) the transactions contemplated hereby, (B) the issuance of Shares or options to purchase Shares, or issue Shares upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Company’s SEC Documents and Articles of Association as currently in force, or (C) the filing of a post-effective amendment to the registration statement on Form F-3 of the Company with the U.S. Securities and Exchange Commission pursuant to a notice of exercise of registration rights by dievini Hopp BioTech Holding GmbH & Co. per the terms of the Registration Rights Agreement dated as of October 23, 2015 by and among the Company and the shareholders party thereto. For purposes of the foregoing, “Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, Shares.

6.2.	Representations and Warranties by the Lender

The Lender represents and warrants the following:

a)	The Lender has been duly incorporated and is validly existing under the laws of the state of Indiana.

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b)	The Lender is duly authorized to enter into and perform its obligations under or in connection with this Note Agreement.

c)	The Lender represents that it is acquiring the Note and the Conversion Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Notes or the Conversion Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

d)	The Lender represents that it has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risk of this investment. The Lender is not relying on the Company with respect to the corporate tax, legal and economic considerations involved in its investment in the Company. The Lender understands that the offer and sale of the Notes and the Conversion Shares has not been approved or disapproved by the U.S. Securities and Exchange Commission or any other governmental entity.

e)	The Lender acknowledges that its investment in the Notes and Conversion Shares involves a high degree of risk and represents that it is able, without materially impairing its financial condition, to hold the Notes and Conversion Shares for an indefinite period of time and to suffer a complete loss of its investment.

f)	The Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

7.	Indemnification and Remedies

7.1.	Indemnification by the Company

The Company shall indemnify the Lender and its affiliates, directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of the this Note Agreement, the Note or any other document or any agreement or instrument contemplated hereby or thereby, the performance by the Parties of their respective obligations hereunder or thereunder (including the issuance of the Conversion Shares) or the consummation of the transactions contemplated hereby or thereby, or any other aspect of any transaction contemplated by this Note Agreement or the Note, (ii) any Note or any use made (or proposed to be made, including any use proposed in this Note Agreement to be made) of proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other

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theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under the Note, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

8.	Events of Default

8.1.	Events of default

Each of the events set out in this Section is an “Event of Default” (whether or not caused by reason whatsoever outside the control of the Borrower):

a)	the Borrower ceases or suspends generally the payment of its debts, or becomes incapable of paying its debts, or seek a moratorium regarding any of the indebtedness of the Company;

b)	the Borrower’s failure to pay any amount of principal when due, or within ten Business Days after the same becomes due, any interest on any Loan or any fees or expenses due and payable under this Note Agreement;

c)	any representation or warranty made by the Borrower under this Agreement proves to have been untrue in any material respect;

d)	the Borrower’s failure to observe and adhere to any material terms of this Agreement other than a failure under Section 8.1(a), (b), (c) or (g) and such failure continues for a period of 10 days;

e)	an event of default occurs under the Borrower’s credit agreements or other agreements with any of its senior lenders or other third party lenders that is not cured within the applicable cure periods provided in such agreements;

f)	the Borrower’s senior lenders or other third party lenders shall have accelerated the loans, debentures, bonds, notes or guarantees or any other obligations outstanding over an amount of at least CHF 10’000’000.00 under its credit facilities or other agreements with the Borrower;

g)	the Company takes any action for the winding-up, dissolution, bankruptcy or similar proceedings against the Company, including the presentation or filing of a petition (whether by Borrower itself or by any other person) alleging or for the bankruptcy, winding-up or insolvency of Borrower (or any analogous proceeding) or seeking any reorganization, arrangement, composition, re-adjustment, administration,

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liquidation, dissolution or other similar relief under any present or future statute, law or regulation;

h)	a Fundamental Transaction occurs following which the shares that the Loan would convert into would not be unrestricted and freely tradable on a major U.S. public securities exchange; or

i)	the Company fails to convert the Loan in accordance with Section 5 of this Note Agreement.

8.2.	Additional Default Interest Rate

Upon the occurrence, and during the continuation of an Event of Default, the Loan shall bear, in addition to the base interest pursuant to Section 3.1., default interest at a rate of 3% (three percent) per annum, calculated pro rata based on the 365/365 accrual method as set out in Section 3.

8.3.	Declaration of Repayment

Upon an Event of Default, the Lender may declare the Outstanding Loan to be immediately due and payable in cash, and exercise any and all rights and remedies available to the Lender under applicable laws.

9.	Limitations on Exercise

9.1.	Limitation

Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Lender upon any Conversion of the Note shall be limited to the extent necessary to ensure that, following such Conversion, the total number of Shares then beneficially owned by the Lender and its affiliates and any other persons whose beneficial ownership of Shares would be aggregated with the Lender’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of then issued and outstanding Shares (including for such purpose the Shares issuable upon such Conversion). To the extent that the limitation contained in this Section 9.1 applies, the determination of whether the Note is convertible and what portion of the Note is convertible shall be in the reasonable discretion of the Lender. For purposes of this Section 9.1, in determining the number of outstanding Shares, the Lender may rely on the number of outstanding Shares as reflected in (x) the Company’s most recent Form 20-F, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of Shares outstanding. Upon the written request of the Lender, the Company shall within five (5) Business Days confirm in writing to the Lender the number of Shares then outstanding. By written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Lender may terminate the provisions of this Section 9.1 or waive the provisions of this Section 9.1 to change the beneficial ownership limitation to such percentage of the number of Shares outstanding immediately

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after giving effect to the issuance of Shares upon conversion of the Note as the Lender shall determine, in its sole discretion, and the provisions of this Section 9.1 shall continue to apply. Upon such a change by the Lender of the beneficial ownership limitation to such other percentage limitation, the beneficial ownership limitation may not be further waived by the Lender without first providing the minimum notice required by this Section 9.1.

9.2.	Consequences

To the extent that any of portion of the Note is not convertible pursuant to Section 9.1 hereof, such portion shall remain as principal, to be evidenced by a new Note substantially in the form set forth in Annex 3 hereto. Such Note shall continue to bear interest and be subject to the terms of the Note and this Note Agreement until such time as the Lender converts the Note.

10.	General Provisions

10.1.	Confidentiality and Public Announcements

The Parties agree that the rules on confidentiality and public announcements set forth in the License Agreement shall apply mutatis mutandis to this Note Agreement.

10.2.	Effective date

This Note Agreement shall become effective upon its execution by the Parties thereto and the exchange of signed pdf copies on the date set forth in the first page of this Note Agreement.

10.3.	Costs and Expenses

Each party shall bear its own costs and expenses in connection with negotiation of this Note Agreement. In particular, the Borrower shall bear the Swiss stamp duty to be paid on the issuance of Conversion Shares in connection with the Conversion.

10.4.	Notices

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified on the first page or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.4. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter

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Address for Notices:

If to Lilly, to:

Eli Lilly and Company Lilly Corporate Center,

Indianapolis, IN 46285, U.S.A.;

Attention: Robert Paz, Director, R&D Finance

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

850 10th Street NW

Washington, D.C. 20001

Attention: Van W. Ellis

Facsimile: 202-778-5734

If to ACI, to:

AC Immune SA

EPFL Innovation Park, Building B

CH-1015 Lausanne, Switzerland

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

VISCHER AG

Aeschenvorstadt 4,

CH 4051 Basel, Switzerland

Attention: Dr. Matthias Staehelin

Facsimile: +41 58 211 33 10

10.5.	No Waiver

The failure of any Party to enforce any of the provisions of this Note Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Note Agreement. The waiver of any breach of this Note Agreement by any Party hereto shall not be construed as a waiver of any other prior or subsequent breach.

10.6.	Entire Agreement

This Note Agreement, its Annexes and the instruments referred to herein, including but not limited to the Note, embodies the entire agreement between the Parties hereto with respect to the Loan contemplated herein. This Note Agreement may be amended only in writing through a document signed by the Parties hereto.

10.7.	Severability

Should any provision of this Note Agreement turn out to be invalid, illegal or unenforceable, the remaining provisions have to be regarded as severable and enforceable in accordance with their terms. The Parties shall replace the partly or entirely invalid, illegal or unenforceable provisions by provisions which are as similar as possible

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and correspond to the economic intent and purpose of such partly or entirely invalid or impractical provision and are valid and enforceable.

10.8.	Waivers

No waiver by a Party of a failure of any other Party to perform any provision of this Note Agreement shall operate or be construed as a waiver with respect of any other or further failure.

10.9.	Transfers or Assignments

The Company shall not transfer the Loan or assign any of its rights or obligations under the Loan or under this Note Agreement to any third party without the prior written consent of the Lender.

The Lender shall not transfer the Loan or the Note or assign any of its rights or obligations under the Loan, the Note or under this Note Agreement to any third party without the prior written consent of the Company.

10.10.	Governing Law

This Note Agreement and any questions related thereto shall be subject to the laws of Switzerland excluding its conflict of law rules.

10.11.	Arbitration

Any dispute, controversy or claim arising under, out of or relating to this Note Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the rules set out in Section 13.5 (Dispute Resolution) of the License Agreement.

10.12.	Termination

This Note Agreement will automatically and immediately terminate in the event that the License Agreement is terminated prior to the Closing Date.

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Convertible Note Agreement | AC Immune SA, 11 December 2018	17/23

Signatures Eli Lilly and Company As the Lender
/s/ David A. Ricks
Name: David A. Ricks
LML	Function: Chairman, President and Chief Executive Officer

AC Immune SA As the Borrower or the Company
/s/ Andrea Pfeifer	/s/ Martin Velasco
Name: Andrea Pfeifer	Name: Martin Velasco
Function: Chief Executive Officer	Function: Chairman

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Annexes

Annex 1	Definitions
Annex 2	Conversion Notice Note
Annex 3	Note

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Annex 1

Definitions

Board	shall mean the board of directors of the Company.
Borrower	shall have the meaning as defined on the first page of the Agreement.
Business Day	shall mean a day (other than a Saturday or Sunday) on which banks in Lausanne are open for general business.
Closing	shall have the meaning as set forth in Section 2.2.
Closing Date	shall have the meaning as set forth in Section 2.2.
Company	shall have the meaning as defined on the first page of the Agreement.
Conversion	shall have the meaning as set forth in Section 4.1b).
Conversion Notice	shall have the meaning as set forth in Section 5.3.
Conversion Price	shall have the meaning as set forth in Section 5.1.
Event of Default	shall have the meaning as set forth in Section 8.1.
Lender	shall have the meaning as defined on the first page of the Agreement.
License Agreement	The License Agreement, dated the date hereof, between AC Immune SA and Eli Lilly and Company.
License Agreement Effective Date	The Business Day (as defined in the License Agreement) following the date on which HSR Clearance (as defined in the License Agreement) occurs.
Loan	shall have the meaning as set forth in Section 2.1.
Note Agreement	shall have the meaning as defined on the first page of the Agreement.
Long Stop Date	shall have the meaning as set forth in Section 5.1.
Outstanding Loan	shall have the meaning as set forth in Section 3.1.

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Party or Parties	shall have the meaning as defined on the first page of the Agreement.
Repayment	shall have the meaning as set forth in Section 4.1a).
Shares	shall have the meaning as set forth in Recital A.

Convertible Note Agreement | AC Immune SA, 11 December 2018	21/23

Annex 2

AC Immune SA

Attn. Prof. Dr. Andrea Pfeifer

CEO

EPFL Innovation Park Building B

1015 Lausanne, Switzerland

Place, Date:

Conversion Notice

Dear Prof. Dr. Andrea Pfeifer,

We refer to the convertible note agreement dated 11 December 2018 (the “Agreement”) between AC Immune SA as borrower and our company Eli Lilly and Company as lender.

Capitalized terms used in this Conversion Notice but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

In full knowledge of the Borrower’s articles of association, we hereby:

1.	acknowledge the conversion of the Loan and the interest due, in accordance with Article 5 of the Agreement for an amount corresponding to our claim against the Borrower as per [date] under the Agreement, i.e., USD [amount], into [number] common shares (the “Relevant Shares”) in the Borrower; and

2.	request the Borrower to provide us with the Borrower’s commercial register excerpt giving evidence of the issuance of Relevant Shares.

Eli Lilly and Company

Name:
Function:

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 Annex 3

FORM OF PROMISSORY NOTE

$50,000,000	[•], 2018

FOR VALUE RECEIVED, AC IMMUNE SA, a Swiss stock corporation (société anonyme) registered under the registration number CHE 109.878.825 (the “Borrower”), hereby promises to pay to the order of ELI LILLY AND COMPANY, an Indiana corporation (together with its affiliates, successors, transferees and assignees, the “Lender”), on the date of Repayment, the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if less or more, the aggregate unpaid principal amount (together with accrued and unpaid interest, if any) of the Loan made by the Lender, unless such amounts are converted into common shares of the Company in connection with a Conversion, in each case pursuant to the Note Agreement, dated as of December 11, 2018 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between the Borrower and the Lender. Unless otherwise defined herein or the context otherwise requires, terms used in this Note have the meanings provided in the Note Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof on the terms, at the rates per annum and on the dates specified in the Note Agreement, as well as any other amounts that may be due to the Lender upon maturity (whether by acceleration or otherwise) under or in respect of this Note.

To the extent paid in cash pursuant to the Note Agreement, payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to an account to be designated in writing by the Lender.

This Note is referred to in, and evidences the Loan incurred under, the Note Agreement, to which reference is made for a description of the terms of this Note. The terms and conditions of the Loan set forth in the Note Agreement are incorporated by reference herein. Any repaid principal of this Note may not be reborrowed.

This Note and any questions related thereto shall be subject to the laws of Switzerland excluding its conflict of law rules.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

[Signature Page Follows]

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AC IMMUNE SA

By:
Name:
Title:

By:
Name:
Title: